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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2003
Commission file Number: 0-17321

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TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

EXHIBIT

TOR MINERALS INTERNATIONAL ANNOUNCES MAJOR
CONTRACT TO SUPPLY TITANIUM DIOXIDE PIGMENT

CORPUS CHRISTI, TX MAY 2, 2003 - TOR Minerals International (NASDAQ TORM), announced today that it had agreed to supply a major international paint company with approximately five million pounds a year of its buff colored HITOX® titanium dioxide pigment to be used in one of the company's large coatings plants. Richard Bowers, President and CEO, said that TOR had received and acknowledged an order to supply 2.6 million pounds of HITOX in the coming six months of this year and expected to supply five million pounds on an annual basis. He said the order represented a significant increase in HITOX sales and would be supplied from TOR's Malaysian plant. Bowers said he expected continued growth in the sale of HITOX pigment.

Based in Corpus Christi, Texas, TOR Minerals manufacturers pigments in Corpus Christi, Malaysia and The Netherlands which are marketed worldwide.

This statement includes forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, raw materials and labor, competition, advances in technology and other factors.

Further Information Contact:
Richard L. Bowers, President and CEO
361/883-5591 Ext. 47

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 2, 2003	RICHARD BOWERS Richard Bowers President and CEO

Date: May 2, 2003	BARBARA RUSSELL Barbara Russell, Controller (Principal Accounting Officer)